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                                                                      EXHIBIT 10




                        BINDVIEW DEVELOPMENT CORPORATION
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made between BindView Development Corporation, a Texas corporation ("the Company"), and RICHARD P. GARDNER ("Gardner"). Unless otherwise indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the "Effective Date" set forth in Schedule 1 below.

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to obtain the services of Gardner, and Gardner desires to be employed by the Company upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

         1. EMPLOYMENT. Subject to (i) the terms and conditions hereinafter set forth and (ii) the approval of this Agreement and election of Gardner by the Company's Board of Directors ("Board"), the Company hereby agrees to employ Gardner, and Gardner hereby agrees to serve the Company, as President and Chief Executive Officer ("Employment").

         2. SCOPE OF EMPLOYMENT.

                  (a) During the Employment, Gardner will serve as President and Chief Executive Officer and, subject to his election in accordance with the Company's by-laws and with applicable law, as a member of the Board. In that connection, Gardner will (i) devote his full time, attention, and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interests and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of the Company may from time-to-time assign to him.

                  (b) Section 2(a) shall not be construed as preventing Gardner from (i) serving on corporate, civic or charitable boards or committees, or (ii) making investments in other businesses or enterprises; provided in no event shall any such service, business activity or investment require the provision of substantial services by Gardner to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance of Gardner's duties hereunder.

         3. COMPENSATION AND BENEFITS DURING EMPLOYMENT. During the Employment, the Company shall provide compensation and benefits to Gardner as follows.

                  (a) The Company shall pay Gardner, subject to the terms and conditions of this Agreement, a base salary at the rate of not less than the "Initial Salary" set forth in Schedule 1, payable in accordance with the normal payroll practices of the Company but in no less than equal bi-weekly installments, less withholding required by law or agreed to by Gardner.

                  (b) As additional compensation for services hereunder, Gardner shall be entitled to an annual bonus ("Bonus") with an "On-Target Amount" of not less than the amount set forth in Schedule 1. The actual Bonus amount in any given year will be determined by and contingent upon the Company's




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achievement of financial performance objectives set by the Company from time to time for determining payment of bonuses to its senior executives. Each Bonus will be paid at the same time and in the same manner as the payment of bonuses to other senior executives of the Company. If the Company in its discretion makes a partial interim payment of an Bonus for an interim period (e.g., a quarterly partial payment), any amount so paid will be credited to the Company's obligation to pay the annual Bonus for that fiscal year. If the sum of such interim payments in respect of a Bonus, if any, for a given fiscal year exceed the actual amount of the annual Bonus for that year, Gardner need not refund the difference to the Company.

                  (c) Gardner shall, upon satisfaction of any eligibility requirements with respect thereto, be entitled to participate in all employee benefit plans of the Company, including without limitation those health, dental, accidental death and dismemberment, and long term disability plans, 401(k) plans, pension or profit-sharing plans, stock option plans, and similar benefits, of the Company now or hereafter in effect that are made available to executive officers of the Company and on the same terms as offered to other executive officers of the Company.

                  (d) The Company shall maintain for Gardner the "Specific Benefits" summarized in Schedule 1, if any.

                  (e) The Company will reimburse Gardner for reasonable business expenses incurred by Gardner in connection with the Employment in accordance with the Company's then-current policies and IRS guidelines.

                  (f) During the Employment Gardner shall be entitled to sick leave, holidays, and an annual vacation, all in accordance with the regular policy of the Company for its executives (but in no event less than the "Minimum Annual Vacation" set forth in Schedule 1), during which time his compensation and benefits shall be paid or provided in full. Each such vacation shall be taken by Gardner at such times as may be mutually agreed upon by Gardner and the Company.

         4. POST-EMPLOYMENT COMPENSATION AND BENEFITS. In the event of any termination of the Employment, by the Company, by Gardner, or by Gardner's death, the Company and Gardner will have the following obligations concerning compensation and benefits.

                  (a) Any amounts payable under Section 3 which shall have been earned but not yet paid, including without limitation vacation pay, shall be paid by the Company to Gardner.

                  (b) If the Employment is terminated because of (i) the death of Gardner, or (ii) by the Company because of the inability of Gardner to perform his duties hereunder, by reason of physical or mental injury or illness, incapacitating him for a continuous period exceeding three months, excluding any leaves of absence approved by the Company ("Disability"), then the Company will pay to Gardner, or to Gardner's heirs, assigns, successors-in-interest, or legal representatives) any and all salary, other benefits or incentive payments earned, accrued or provided to or by Gardner under this Agreement, or granted to Gardner by the officers and/or board of directors of the Company, through the date of Gardner's death or disability and not already paid. In the event of such termination, any vesting of Gardner's stock options will be in accordance with the BindView Development Corporation Omnibus Incentive Plan, as it may be amended by the Board from time to time (the "Plan").

                  (c) Except for termination under Section 4(b), if the Employment is terminated (i) by the Company other than for Cause as defined below, or (ii) by Gardner with Good Reason as defined below, then Gardner will be entitled to the following post-termination benefits.



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                           (1) Fifty percent (50%) of all unvested options in
the Company's common stock held by Gardner on the date of termination of the Employment by the Company or by Gardner ("Termination Date") shall vest and become immediately exercisable on the Termination Date; provided, however, that in the event of a Change of Control as defined below, one hundred percent (100%) of all unvested options in the Company's common stock held by Gardner on the Termination Date shall vest and become immediately exercisable on the Termination Date.

                           (2) The Company shall pay Gardner a separation
payment within 30 days after the Termination Date. The amount of the separation payment will be either (i) 36 times the average of Gardner's monthly base salary for the 12 months immediately preceding the Termination Date, or such shorter period over which Gardner was continuously employed by the Company, or (ii) 12 times the average of Gardner's monthly base salary for the 12 months immediately preceding the Termination Date, or such shorter period over which Gardner was continuously employed by the Company, if the vested portion(s) of Gardner's option(s) in the Company's stock have appreciated by at least $10 million, as defined below. The vested portion(s) of Gardner's option(s) in the Company's stock will be deemed to have appreciated by $10 million if the closing market price of the Company's publicly-traded stock on the Termination Date (or the previous trading day if the Termination Date is not a trading day) exceeds a price that would result in Gardner making a profit of $10 million (before any applicable (i) commissions and other costs of sale and (ii) applicable taxes), if he were to exercise his option(s) as to all vested portion(s) (taking into account all acceleration of vesting, if any) and sell all resulting shares at such price, whether or not Gardner's option(s) have in fact been exercised as to such vested portion(s) and whether or not Gardner has previously sold any shares as to which the option(s) have in fact been exercised.

                  HYPOTHETICAL EXAMPLE: Suppose that (i) as of the Termination Date the vested portions of Gardner's options, after all acceleration of vesting as of the Termination Date, are for 1 million shares of the Company's common stock at a hypothetical strike price of $80 per share, and (ii) the closing price of the Company's common stock on the Termination Date was a hypothetical $92 per share. In that case, the vested portions of Gardner's options in the Company's stock will be deemed to have appreciated by $12 million (i.e., $92 per share minus $80 per share, times 1 million shares).

                           (3) The Company shall maintain Gardner as a
participant in, or provide benefits comparable to those of, the health insurance benefit plan specified under Section 3(c) for a period of six (6) months after the Termination Date.

                  (d) Other than as provided herein, after termination of the Employment, the Company shall not be obligated to make the payments, nor to provide the benefits, specified in Section 3.

                  (e) After termination of the Employment for any reason, Gardner shall pay any amount or amounts then owed by Gardner to the Company.

                  (f) "Cause" means either (i) the willful commission by Gardner of an act constituting a dishonest or other act of material misconduct, or conviction of a fraudulent act or a felony under the laws of any state or of the United States to which the Company or Gardner is subject, and such act results (or is intended to result directly or indirectly) in Gardner's substantial gain or personal enrichment to the material and demonstrable detriment of the Company; or (ii) the material breach by Gardner of any representation or covenant made herein; or (iii) the commission of repeated breaches of this Agreement by Gardner where the Company notifies Gardner in writing of each such breach, and prior to termination, the Company



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gives Gardner thirty (30) days advance written notice of its intention to terminate the Employment for Cause at the end of such thirty-day period.

                           Any act, or failure to act, based upon authority
given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Gardner in good faith and in the best interests of the Company and thus shall not be deemed grounds for termination for Cause.

                  (g) "Good Reason" means the occurrence of any of the following, other than with Gardner's prior written consent:

                           (1) any removal of Gardner from, or any failure to
reelect or to reappoint Gardner to, the office of Chief Executive Officer or Director of the Company;

                           (2) a reduction by the Company in the amount of
Gardner's base salary below the Initial Salary as determined under this Agreement, or the failure of the Company to pay such base salary to Gardner at the time and in the manner specified in Section 3;

                           (3) the discontinuance by the Company of the annual
bonus referred to in Section 3(b), or the failure of the Company to pay such bonus to Gardner at the time and in the manner specified therein; or

                           (4) the failure by the Company to comply with its
obligations under Section 10(b) (concerning assumption of this Agreement by any successor or assign of the Company).

                  (h) A "Change of Control" of the Company shall have occurred if, after the date hereof:

                           (i) a report on Schedule 13D or Schedule 14D-1 (or
any successor schedule, form or report) shall be filed with the Commission pursuant to the Exchange Act and that report discloses that any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 20 percent or more of the outstanding Voting Stock;

                           (ii) any person (within the meaning of Section 13(d)
or Section 14(d)(2) of the Exchange Act), other than the Company (or one of its subsidiaries) or any employee benefit plan sponsored by the Company (or one of its subsidiaries), shall purchase securities pursuant to a tender offer or exchange offer to acquire any Voting Stock (or any securities convertible into Voting Stock) and, immediately after consummation of that purchase, that person is the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 20 percent or more of the outstanding Voting Stock (such person's beneficial ownership to be determined, in the case of rights to acquire Voting Stock, pursuant to paragraph (d) of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act);

                           (iii) the consummation of:

                                (x) a merger, consolidation or reorganization of
the Company with or into any other person if (a) the Company is not the surviving entity or (b) as a result of such merger, consolidation or reorganization, 50 percent or less of the combined voting power of the then-outstanding securities




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of such other person immediately after such merger, consolidation or reorganization are held in the aggregate by the holders of Voting Stock immediately prior to such merger, consolidation or reorganization;

                                (y) any sale, lease, exchange or other transfer
of all or substantially all the assets of the Company and its consolidated subsidiaries to any other person if as a result of such sale, lease, exchange or other transfer, 50 percent or less of the combined voting power of the then-outstanding securities of such other person immediately after such sale, lease, exchange or other transfer are held in the aggregate by the holders of Voting Stock immediately prior to such sale, lease, exchange or other transfer; or

                                (z) a transaction immediately after the
consummation of which any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Exchange Act) would be the beneficial owner (as that term is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of more than 50 percent of the outstanding Voting Stock;

                           (iv) the stockholders of the Company approve the
dissolution of the Company; or

                           (v) during any period of 12 consecutive months, the
individuals who at the beginning of that period constituted the Board of Directors shall cease to constitute a majority of the Board of Directors, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least a two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

                  (i) "Voting Stock" means shares of capital stock of the Company the holders of which are entitled to vote for the election of directors, but excluding shares entitled to so vote only upon the occurrence of a contingency unless that contingency shall have occurred.

         5. CONFIDENTIAL INFORMATION.

                  (a) Gardner acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Gardner will not disclose, directly or indirectly, any of the Company's confidential business information or confidential technical information to anyone without authorization from the Company's management. Gardner will not use any of the Company's confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

                  (b) Gardner will strictly adhere to any obligations that may be owed to former employers insofar as Gardner's use or disclosure of their confidential information is concerned.

                  (c) Information will not be deemed part of the confidential information restricted by this Section 5 if Gardner can show that: (i) the information was in Gardner's possession or within Gardner's knowledge before the Company disclosed it to Gardner; or (ii) the information was or became generally known to those who could take economic advantage of it; or (iii) Gardner obtained the information from a party having the right to disclose it to Gardner without violation of any obligation to the Company, or (iv) Gardner is required to disclose the information pursuant to legal process (e.g., a subpoena), provided that Gardner notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more





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exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception.

                  (d) All originals and all copies of any drawings, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and all other recorded, written, or printed matter relating to research, manufacturing operations, or business of the Company made or received by Gardner during the Employment are the property of the Company. Upon termination of the Employment, whether or not for Cause, Gardner will immediately deliver to the Company all property of the Company which may still be in Gardner's possession. Gardner will not remove or assist in removing such property from the Company's premises under any circumstances, either during the Employment or after termination thereof, except as authorized by the Company management.

                  (e) For a period of one (1) year after the date of termination of the Employment, Gardner will not, either directly or indirectly, hire or employ or offer or participate in offering employment to any person who at the time of such termination or at any time during such year following the time of such termination was an employee of the Company without the prior written consent of the Company.

         6. OWNERSHIP OF INTELLECTUAL PROPERTY. The following provisions apply except to the extent expressly stated otherwise in Schedule 1.

                  (a) The Company will be the sole owner of any and all of Gardner's Inventions that are related to the Company's business, as defined in more detail below.

                  (b) For purposes of this Agreement, "Inventions" means all inventions, discoveries, and improvements (including, without limitation, any information relating to manufacturing techniques, processes, formulas, developments or experimental work, work in progress, or business trade secrets), along with any and all other work product relating thereto.

                  (c) An Invention is "related to the Company's business" ("Company-Related Invention") if it is made, conceived, or reduced to practice by Gardner (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere, and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Gardner was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Gardner for the Company.

                  (d) Gardner will promptly disclose to the Company, or its nominee(s), without additional compensation, all Company-Related Inventions, including without limitation all "Computer Software" (defined as all computer programs, associated documentation, and copies thereof) that is so related.

                  (e) Gardner will assist the Company, at the Company's expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications, and similar documents.

                  (f) To the extent that any Company-Related Invention is eligible under applicable law to be deemed a "work made for hire," or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Gardner. In some jurisdictions, Gardner may have a right, title, or interest ("Right," including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, semiconductor chip protection law, or otherwise, anywhere in the world,




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including the right to sue for present or past infringement) in certain
Company-related Inventions that cannot be automatically owned by the Company. In that case, if applicable law permits Gardner to assign Gardner's Right(s) in future Company-Related Inventions at this time, then Gardner hereby assigns any and all such Right(s) to the Company, without additional compensation to Gardner; if not, then Gardner agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominee(s) upon request, without additional compensation to Gardner.

                  (g) To the extent that Gardner retains any so-called "moral rights" or similar rights in a Company-Related Invention as a matter of law, Gardner authorizes the Company or its designee to make any changes it desires to any part of that Company-Related Invention; to combine any such part with other materials; and to withhold Gardner's identity in connection with any business operations relating to that Company-Related Invention; in any case without additional compensation to Gardner.

         7. NONCOMPETITION. As a condition to, and in consideration of, the Company's entering into this Agreement, and giving Gardner access to certain confidential and proprietary information, which Gardner recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 7 as applied to Gardner and other employees similarly situated to Gardner, Gardner hereby agrees as follows:

                  (a) During, and for "a reasonable period of time" after any termination of, the Employment, and within "a reasonable territory," defined in Sections 7(b) and 7(c), Gardner will not for any reason, directly or indirectly, by any means or device, for himself or on behalf of or in conjunction with any person, partnership or corporation (i) compete with the Company in the development or marketing of systems-management and/or security-management software products which manage distributed client/server networks operating in the Microsoft Windows NT, Novell NetWare, or UNIX (including without limitation LINUX) environments, (ii) solicit any customers of the Company to purchase the products or services which, as of the date of such termination, would compete directly or indirectly, with those which were offered by the Company or were reasonably foreseeable to be offered by the Company during such period of time or (iii) work on or develop, directly or indirectly, for any competitor of the Company any programs or software similar to those developed or sold by the Company during Gardner's Employment. The aforementioned period of time specified in this paragraph will be extended by the duration of any period when Gardner is committing any act prohibited by this Agreement.

                  (b) As used in this Agreement, "a reasonable period of time" means one year, except as otherwise provided herein. If Gardner violates the covenants set forth in Section 7(a), and the Company brings an action for injunctive or other relief, the Company shall not be deprived of the benefit of the full reasonable period of time. Accordingly, the covenants set forth in the preceding paragraph shall be deemed to have a duration of the reasonable period of time specified by this Agreement, with such period commencing upon the later of (i) the termination of the Employment and (ii) if the Company brings a action to enforce the covenants contained in Section 7(a), the date of entry by a court of competent jurisdiction of a final judgment enforcing such covenants.

                  (c) As used in this Agreement, "a reasonable territory", in view of the international nature of the markets in which the Company competes, means the United States of America and any foreign market in which the Company's products are sold during the Employment or are reasonably foreseeable to be sold during the reasonable period of time.




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                  (d) The covenants set forth in Section 7(a) will accrue to the benefit of the Company, regardless of the reason(s) for the termination of the Employment; provided, however, that in the event of a termination of employment of Gardner following a Change of Control or for Good Reason, the term
"reasonable period of time" will mean six (6) months.

                  (e) Gardner acknowledges that the obligations of this Agreement are directly related to the Employment and are necessary to protect the Company's legitimate business interests. Gardner acknowledges that the Company's need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that Gardner will be personally entrusted with the Company's confidential and proprietary information; (iii) the fact that, after having access to the Company's technology and other confidential information, Gardner could become a competitor of the Company; and (iv) the highly competitive nature of the Company's industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information.

                  (f) Notwithstanding the foregoing, Gardner may acquire an ownership interest, directly or indirectly, of not more than 5% of the outstanding securities of any corporation which is engaged in a business competitive with the Company and which is listed on any recognized securities exchange or traded in the over the counter market in the United States; provided, that such investment is of a totally passive nature and does not involve Gardner devoting time to the management or operations of such corporation.

         8. EMPLOYEE HANDBOOKS, ETC. From time to time, the Company may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements do not constitute a part of this Agreement nor a separate contract, but are intended only for general guidance.

         9. LEGAL FEES AND EXPENSES. In the event of a lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Gardner arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g., opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys' fees and expenses unless the court or other forum determines that such a recovery would not serve the interests of justice.

         10. SUCCESSORS.

                  (a) This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) Gardner and Gardner's heirs and legal representatives, except that Gardner's duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part.

                  (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         11. ARBITRATION.

                  (a) Except as set forth in paragraph (b) of this Section 11 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of the demand for arbitration. The arbitration shall take place before a single arbitrator, who will preferably but not necessarily be a lawyer but who shall have at least five years' experience in working in or with computer software companies. Unless otherwise agreed by the parties, the arbitration shall take place in the city in which Gardner's principal office space is located at the time of the dispute or was located at the time of termination of the Employment (if applicable). The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

                  (b) To protect Inventions, trade secrets, or other confidential information, and/or to enforce the noncompetition provisions of
Section 7, the Company may seek temporary, preliminary, and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

                  (c) At the request of either party, the arbitrator may take any interim measures s/he deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

                  (d) Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         12. CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by the Company or its affiliates to or for the benefit of Gardner (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company or any of its affiliates for federal income tax purposes because of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts payable or distributable to or for the benefit of Gardner pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company or any of its affiliates because of Section 280G of the Code. For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                  (b) All determinations required to be made under this Section 12 shall be made by PricewaterhouseCoopers LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Gardner within 20 business days after the Termination Date (or such earlier or other time as is requested by the Company) and an opinion to Gardner that he has substantial authority not to report any excise tax imposed under section 4999 of the Code on his federal income tax return with respect to the Agreement Payments (as eliminated or reduced, if applicable, under such initial determination). Any such determination by the Accounting Firm shall be binding upon the Company and Gardner. If the Agreement Payments are to be eliminated or reduced under such initial determination, Gardner shall determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 12, provided that, if Gardner does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 12 and shall notify Gardner promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Gardner such amounts as are then due to Gardner under this Agreement.

                  (c) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Gardner which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Gardner shall be treated for all purposes as a loan ab initio to Gardner which Gardner shall repay to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Gardner to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Gardner is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Gardner together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.

         13. OTHER PROVISIONS.

                  (a) Gardner represents that, except for an Invention and Non-Disclosure Agreement with BMC Software, Inc. which has previously been provided to the Company, he has no obligations, contractual or otherwise, inconsistent with Gardner's obligations set forth in this Agreement.

                  (b) All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to the Chairman of the Board or any vice president of the Company. Notices to Gardner may be delivered to Gardner in person or sent to Gardner's then-current home address as indicated in the Company's records.

                  (c) This Agreement sets forth the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

                  (d) Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

                  (e) If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

                  (f) This Agreement will be governed and interpreted under the laws of the United States of America and of the State of Texas law as applied to contracts made and carried out in Texas by residents of Texas.

                  (g) No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

                  (h) Termination of the Employment, with or without cause, will not affect the continued enforceability of this Agreement.

                  (i) Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

                  (j) This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement signed by one party and FAXed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.




Executed to be effective as of the Effective Date.

BINDVIEW DEVELOPMENT CORPORATION, BY:        EMPLOYEE

By: /s/ ERIC J. PULASKI                  By: /s/ RICHARD P. GARDNER
    -----------------------                  ---------------------------
        Eric J. Pulaski                          Richard P. Gardner
        Chairman of the Board